Exhibit 10.2
CONSULTING AGREEMENT

    THIS CONSULTING AGREEMENT (the “Agreement”), made as of June 1, 2025 (the “Effective Date”), is by and between Context Therapeutics Inc., a Delaware corporation with an office address at 2001 Market Street, Suite 3915, Unit#15, Philadelphia, PA 19103 (“Company”), and Dr. Karen Smith, with an address of [***] (hereinafter “Consultant”).
PREAMBLE
WHEREAS, Company desires to engage Consultant as an independent contractor to perform certain services for the Company related to clinical trial support and support to the Company’s Chief Medical Officer; and
WHEREAS, Consultant wishes to accept such engagement being offered by Company on the terms and conditions contained in this Agreement, including fees to be paid to Consultant by the Company for the specified consulting services to be rendered by Consultant;
NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, the parties agree as follows:
1.Services.
1.1During the term of this Agreement, Consultant shall provide Company with the intended consulting services (“Consulting Services”) assigned by the Company’s Chief Executive Officer and/or Chief Medical Officer (each an “Assigning Person”) or such Assigning Person’s designee. The Consulting Services will be performed by Consultant as needed and requested by Company during the term of this Agreement, provided that all Consulting Services are pre-approved in writing by the Assigning Person or his/her/their designee.
1.2Company may freely use, without additional payment to Consultant, all information communicated to Company by Consultant. Any inventions, trade secrets, or software, whether patentable or not, made or conceived during the performance of services hereunder, or otherwise using or relying on any Confidential Information (as defined below) of Company, shall be the exclusive property of Company and are hereby assigned by Consultant to Company (or its designee). Consultant, without charge to Company, shall execute, acknowledge, and deliver to Company all such further papers, including assignments and applications for patents, as may be necessary to enable Company to publish or protect said inventions, improvements, and ideas by patent or otherwise in any and all countries and to vest title to said patents and inventions in Company or its nominees, their successors or assigns, and shall render all such assistance as Company may require in any Patent Office proceeding or litigation involving said inventions, improvements, ideas or Information.
1.3Should the services provided hereunder by Consultant contemplate the employment by Consultant of other personnel, Consultant shall notify Company in writing and obtain Company's written approval in advance.
1.4Consultant represents that he/she/they is/are under no obligation or agreement with any third party which would prevent him/her/them from carrying out his/her/their duties and obligations under this Agreement. Company recognizes that Consultant may be subject to other obligations.

Consulting Fee.
1.5In consideration of Consultant’s acceptance of this Consulting Agreement and of her performance of the professional services as specifically set forth in Paragraph 1 hereof, Company shall pay Consultant a fee of $33,333 for the month of June 2025 and $16,666 for the month of July 2025, each prorated for any month of partial service. Consultant shall perform approximately sixteen (16) hours per week of services in June 2025 and approximately eight (8) hours per week of services in July 2025.
1.6Reasonable and necessary travel expenses (including modest meals where appropriate) approved by Company in advance and incurred by Consultant in the course of providing the Consulting Services will be reimbursed by Company. As well, reasonable and necessary expenses for materials incurred by Consultant in the course of providing the Consulting Services that do not exceed $100 per expense and/or $500 in the aggregate during the term of the Agreement will be reimbursed by Company; all expenses exceeding such limits shall require approval by Company in advance. Consultant will submit to Company via [***] itemized monthly statements at the end of each calendar month, in a form satisfactory to Company, of all such expenses incurred in the prior month, together with receipt or other evidence of payment. Company shall pay to Consultant the amounts shown on each such statement within thirty (30) days following Company’s receipt of the invoice and supporting documentation, provided such invoice and documentation is submitted within sixty (60) days of such expense and is undisputed. Any material and equipment provided to Consultant by the Company or reimbursed in accordance with this Section 2.2 shall be returned to the Company at the termination or expiration of this Agreement or at any time requested by the Company.
1.7During the term of this Agreement, and if so requested by Company, Consultant shall submit a detailed report to Company within ten (10) days after the end of each month, setting forth the nature and extent of the Consulting Services provided.
2.Relationship.
2.1Consultant is an independent contractor and not an employee or agent of Company. Nothing herein shall be deemed to create a joint venture, partnership, or any other business relationship besides that of independent contractor.
2.2Provided that Consultant otherwise complies with the terms of this Agreement, Company acknowledges that Consultant is free to perform similar services for others and will not restrict or otherwise interfere with Consultant's ability to perform such services, provided that during the term of this Agreement and for a period of two (2) years thereafter Consultant shall not provide any similar services related to the research and development of CLDN6 assets, MSLN assets, and/or Nectin-4 assets.
2.3Consultant shall provide Consulting Services to Company at such a place and in such time and manner as deemed appropriate by both parties. Consultant shall not have any right to incur any obligations whatsoever on behalf of or in the name of Company or to bind Company in any manner.
2.4Payments to be made to Consultant shall not be subject to any withholdings, such as for income tax, unless and until the applicable laws or regulations with respect thereto require such withholdings to be made with respect to payments to bona fide independent contractors. Consultant shall not be entitled to any compensation other than as stated herein, nor shall Consultant be entitled to any benefits that would otherwise accrue if Consultant were an employee of Company. Consultant acknowledges that Company may be required to report payments made to Consultant to appropriate state and federal taxing authorities within the United States. This Section shall survive any termination or expiration of this Agreement.
3.Confidentiality.
3.1During the term of this Agreement and at all times after expiration or termination of this Agreement, Consultant shall use the Confidential Information (as defined below) solely for the purpose of performing the Consulting Services; provided, however, that Consultant shall not have liability to Company with respect to use or disclosure of information to third parties to the extent that such information: (a) is or becomes part of the public domain through no fault of Consultant; (b) is disclosed to Consultant by a third party entitled to disclose it; (c) is independently developed by the Consultant without use of the Confidential Information of the Company; (d) is already known to the Consultant prior to the disclosure by the Company; or (e) is required by law or court order to be disclosed; provided, however, that Consultant shall notify Company prior to such disclosure where not prohibited by law or court order.
3.2“Confidential Information” shall mean Company’s technical, business, planning, product development, research, and financial information, including, where appropriate and without limitation, any information, business and financial data, product specifications, strategies, plans, patent disclosures, patent applications, trade secrets, structures, computer files, models, techniques, processes, compositions, compounds and apparatus disclosed by or on behalf of Company to Consultant and all information generated by either Company or Consultant relating to work performed under this Agreement, which in all instances shall be proprietary information of Company and shall be treated as confidential.
3.3Consultant will not improperly use or disclose any proprietary or confidential information or trade secrets of any person or entity with whom Consultant has an agreement or duty to keep such information or secrets confidential.
3.4Consultant recognizes that Company has received and in the future will receive from third parties their confidential or proprietary information subject to a duty on Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. At all times during the term of this Agreement and thereafter, Consultant shall hold such information in strictest confidence and not use it, except in connection with Consultant’s performance of the Consulting Services, and not disclose it to any person or entity, or use it except as necessary in performing the Consulting Services, consistent with Company’s agreement with such third party.
3.5When requested by Company, and in all events at the expiration of this Agreement, Consultant will return to Company any Company property and/or Confidential Information that has come into Consultant’s possession during the term of this Agreement, unless authorization from Company to keep such property has been explicitly received. The product of all work performed under this Agreement, including reports, notebooks and other documents, shall be the property of Company. Company or its nominees shall have the sole rights to all such work product.
3.6This Section 4 shall survive any termination or expiration of this Agreement.
4.Indemnification.
4.1Company shall, at its own expense, defend any lawsuit or proceeding brought against Consultant to the extent resulting from Company’s use of Consultant’s Consulting Services under this Agreement, and provided that Company is notified promptly in writing and given authority, information and assistance for the defense of the lawsuit or proceeding. Company will pay all third-party damages and costs awarded in any such suit or proceeding made with its written consent. Company is not obligated to reimburse Consultant for expenses (including fees for legal services) incurred without its prior written authorization. Company’s indemnification obligations hereunder shall not apply in connection with Consultant’s breach of his/her/their obligation hereunder (including pursuant to Section 4.3 hereof), or to the extent of Consultant’s own negligence, willful misconduct, fraud, or Consultant’s breach of a third party’s patent or copyright.
4.2Consultant shall defend and indemnify Company and shall hold Company harmless from and against any and all demands, claims, causes of action or damages, including reasonable attorney’s fees and expenses, arising out of, resulting from or related to any grossly negligent or fraudulent act or omission relating to or arising from the Consulting Services under this Agreement or a breach of any representation or warranty by Consultant contained herein, except to the extent of the Company’s own negligence, willful misconduct or fraud.

4.3Pursuant to 18 USC § 1833(b), Consultant shall not be held criminally or civilly liable under any Federal or State trade secret law for disclosing a trade secret if such disclosure is made: (a) in confidence to a Federal, State or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (b) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.  Additionally, if Consultant files a lawsuit claiming retaliation by the Company based on the reporting of a suspected violation of law, Consultant may disclose a trade secret to his/her/their attorney and use the trade secret information in the court proceeding, so long as any document containing the trade secret is filed under seal and Consultant does not disclose the trade secret except pursuant to court order.
5.Term and Termination.
5.1This Agreement shall become effective as of the Effective Date of this Agreement and continue until the close of business on July 31, 2025 or until terminated by either of the parties hereto, whichever occurs first.
5.2The obligations under this Agreement may be terminated by Company upon five (5) days prior written notice to Consultant. Consultant shall, within seven (7) calendar days of such termination, provide Company with a statement conforming to the requirements of Sections 2.2 and 2.3 setting forth as of such termination date any unreimbursed expenses and a report for any outstanding fees for services rendered, and Company shall pay Consultant as provided hereunder within thirty (30) calendar days of Company’s receipt thereof for all non-disputed fees and/or expenses. Upon expiration or termination of this Agreement for any reason, Company shall not be obligated to pay for any services not actually rendered by Consultant as of the date of termination or expiration, and shall pay a prorated amount for such services within the month of termination.
5.3The parties’ respective indemnification obligations as set forth in Section 5, as well as Sections 1.2, 3, 4, 7, 8 and 9 shall survive any termination or expiration of this Agreement.
6.Notices. Any notice or compensation submission required under this Agreement shall be in writing, sent by registered mail or overnight mail, postage prepaid, or be sent via email (confirmed by registered or overnight mail), addressed as follows:
If to Consultant:

Dr. Karen Smith
    [***]

If to Company:

    Context Therapeutics Inc.
    To the address set forth in the Preamble
    Attn: Chief Executive Officer
    Phone: [***]
    Email: [***]
    with a cc to:
    Context Therapeutics Inc.
    To the address set forth in the Preamble
    Attn: Chief Legal Officer

    Email: [***]
All notices shall be deemed effective on the date of mailing or hand delivery transmission, unless otherwise specified herein.
7.Assignment of Inventions.
7.1The Consultant may, during the period of or in connection with performing services hereunder or in reliance upon or use of any Confidential Information, make, develop or conceive inventions, discoveries, concepts, ideas, information and improvements, either patentable or not, which relate to or are useful in the business or activities in which Company is or may become engaged, and which may or may not also constitute Confidential Information (the “Inventions”). The Consultant agrees to disclose promptly to Company’s Chief Legal Officer, Assigning Person and such other officers or supervisors of Company as determined by Company’s Chief Legal Officer and/or Assigning Person, any Inventions that the Consultant may make, develop or conceive during the period of or in connection with performing services hereunder, or in reliance upon or use of any Confidential Information.
7.2All Inventions, whether now existing or hereafter created, are and shall be and remain the property of Company. The Consultant hereby assigns (and agrees to assign) to Company or its designee all of the Consultant’s rights, title and interest in any such Inventions, whether or not such Inventions may be reduced to practice during the period of the Consultant’s services for Company, and agrees to execute all patent applications, assignments and other documents, and to take all other steps necessary, to vest in Company the entire right, title and interest in and to those Inventions and in and to any patents obtainable therefor in the United States of America and/or in any foreign countries. If Company chooses to prosecute applications for patent for any Inventions, it being understood that it is not obligated to do so, Company shall assume the entire expense of preparing, filing and prosecuting such applications, through patent counsel appointed by Company.
7.3It is understood and agreed that Company shall have the royalty-free right to use, or to adapt and to develop in any way, all Inventions conceived or made by the Consultant, whether or not patentable, including, but not limited to, processes, methods, formulas, and techniques, as well as improvements thereof or know-how related thereto, or not to use them at all should it so choose.
7.4The Consultant shall not be obligated to: (i) assign to Company any invention made by the Consultant during the term of this Agreement which does not relate to any business or activities in which Company is or may become engaged, except that the Consultant is so obligated if the same relates to, relies upon, uses or is based on confidential or proprietary information to which the Consultant shall have had access during and by virtue of the Consultant’s performing services for Company or arises out of work assigned to the Consultant by Company; (ii) assign any invention which may be wholly conceived by the Consultant after the term of this Agreement, except that the Consultant is so obligated if such invention shall involve the utilization of or reliance upon any confidential or proprietary information obtained in connection with this Agreement; (iii) assign any invention which relates to or would be useful in any business or activities in which Company is engaged if such invention was conceived and reduced to practice by the Consultant prior to the Consultant’s services for the Company, provided that Consultant hereby grants Company a non-exclusive, royalty-free, worldwide, perpetual license to any such invention if any deliverable(s) hereunder uses and/or relies upon such invention.
7.5The obligations of this Section 8 shall continue beyond the termination or expiration of the Consultant’s services for Company with respect to such Inventions conceived of or made by the Consultant during the term of or in connection with this Agreement. Company agrees to pay any and all copyright, trademark and patent fees and expenses or other costs reasonably incurred by the Consultant for any assistance rendered to Company pursuant to this Section 8.
8.Severability, Governing Law, Entire Agreement and Modification.
8.1If and insofar as any part or provision of this Agreement is or becomes void or unenforceable, it shall be deemed not to be or never to have been formed a part of this Agreement, and the remaining provisions of this Agreement shall continue in full force and effect. The parties shall meet to discuss the void and unenforceable provisions and shall substitute therefor a lawful and enforceable provision which, so far as possible, results in the same commercial effects.
8.2This Agreement shall be governed and construed in accordance with the laws of the Commonwealth of Pennsylvania without regard to principles of conflict of laws. The Parties hereby consent to the exclusive jurisdiction and venue in the state or federal courts located in Philadelphia, Pennsylvania to resolve any dispute which cannot be resolved amicably by the Parties. This instrument contains the entire and only agreement between the parties respecting the subject matter hereof, and any representation, promise or condition in connection therewith, whether oral or written, not incorporated herein shall not be binding upon either party. No waiver, alteration, modification, renewal or extension of this Agreement shall be valid unless made in writing and signed on behalf of Company by a duly authorized representative thereof.
8.3Counterparts; Originals. This Agreement may be signed by the parties in one or more counterparts which together shall constitute one and the same agreement among the parties, and electronic or facsimile signatures shall be deemed to be originals.
[Signature Page Follows]

    IN WITNESS WHEREOF, the parties, intending to be legally bound, have executed this Agreement as of the day and year first above written.

COMPANY    CONSULTANT

By: /s/ Martin Lehr                By: /s/ Dr. Karen Smith
Name: Martin Lehr    Name: Dr. Karen Smith
Title:     Chief Executive Officer